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                                    FORM S-8

                         POST-EFFECTIVE AMENDMENT NO. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FIRST COMMUNITY BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

                 NEVADA                                    55-0694814
    (State of other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                    Identification No.)

                               ONE COMMUNITY PLACE
                            BLUEFIELD, VIRGINIA 24605
                    (Address of principal executive offices)

                             1999 STOCK OPTION PLAN
                            (Full title of the plan)

                                 JOHN M. MENDEZ
                               ONE COMMUNITY PLACE
                            BLUEFIELD, VIRGINIA 24605
                     (Name and address of agent for service)

                                 (540) 326-9000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
       Title of             Amount to be           Proposed          Proposed maximum          Amount of
      securities             registered        maximum offering     aggregate offering     registration fee
   to be registered                           price per share(1)          price
--------------------------------------------------------------------------------------------------------------
Common Stock                275,000            $18.6875               $5,139,062.50          $1,428.66
Par Value
$1.00    275,000


(1) Pursuant to Rule 457(c), the price used in computing the registration fee is based upon the average bid-ask price reported as of February 28, 2000, in the stock's unlisted over-the-counter market.


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                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Tazewell, Virginia on February 28, 2000.

                                            FIRST COMMUNITY BANCSHARES, INC.


                                            By: /s/ James L. Harrison, Sr.
                                               -------------------------------
                                               President and Chief Executive
                                               Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                             Title                             Date
        ---------                             -----                             ----

/s/ James L. Harrison, Sr.    President and Chief Executive Officer;       February 28, 2000
--------------------------    Director (Principal) Executive Officer)
James L. Harrison, Sr.

/s/ John M. Mendez            Vice President - Finance; Director           February 28, 2000
--------------------------    (Principal Accounting Officer/Principal
John M. Mendez                Financial Officer)

/s/ Sam Clark                 Director                                     February 28, 2000
--------------------------
Sam Clark

/s/ Allen T. Hamner           Director                                     February 28, 2000
--------------------------
Allen T. Hamner

/s/ B. W. Harvey              Director                                     February 28, 2000
--------------------------
B. W. Harvey

/s/ I. Norris Kantor          Director                                     February 28, 2000
--------------------------
I. Norris Kantor


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


/s/ A. A. Modena                   Director          February 28, 2000
----------------------------
A. A. Modena

/s/ Robert E. Perkinson, Jr.       Director          February 28, 2000
----------------------------
Robert E. Perkinson, Jr.

/s/ William P. Stafford            Director          February 28, 2000
----------------------------
William P. Stafford

/s/ William P. Stafford, II        Director          February 28, 2000
----------------------------
William P. Stafford, II

/s/ W. W. Tinder, Jr.              Director          February 28, 2000
----------------------------
W. W. Tinder, Jr.

                                       8
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                               INDEX OF EXHIBITS

    Exhibits No.                   Description                                     Method of filing
    ------------  --------------------------------------------------------   --------------------------
        (4)       Instruments Defining the Rights of Security Holders              (not applicable)
        (5)       (a) Opinion of Counsel Re: Legality
                  (b) Internal Revenue Service determination letter                (not applicable)
        (15)      Letter Re: Unaudited Interim Financial Information               (filed herewith)
        (23)      Consents of Experts and Counsel                                  (filed herewith)
        (24)      Power of Attorney                                                (previously filed)
        (99)      Additional Exhibits                                              (not applicable)

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